Exhibit 10.17
July 12, 2007
John Parsons
7 Rosecliff Drive
Nashua, NH 03062
Dear John:
Please allow this letter to serve as the entire agreement between NitroSecurity, Inc. (the “Company”) and you, John Parsons (the “Employee”), with respect to your employment with the Company. The Company acknowledges and agrees that the Employee is and will remain a partner of, and has and will retain an interest in, Tatum, LLC (“Tatum”), which will benefit the Company in that the Employee will have access to certain Tatum resources.
Allocation
The Company and the Employee acknowledge and agree that a portion of the Employee’s compensation, as provided below, will be allocated to Tatum as compensation for Tatum’s provision of resources to the Employee as provided in the Full-Time Permanent Engagement Resources Agreement between the Company and Tatum, dated on or about the date of this agreement (the “Resources Agreement”). To the extent that terms of this agreement conflict with those of the Resources Agreement, the terms of the Resources Agreement shall control. To the extent permitted by applicable law, the Company and the Employee agree that any payments made to Tatum will reduce the Employee’s compensation for purposes of determining taxable income and should not be reflected as compensation in the Employee’s W-2 report.
Beginning Date
The Employee will be deemed to have become a full-time employee of the Company on July 1, 2007 (the “Beginning Date”).
Compensation
Base Salary: $36,500 monthly (the “Salary”). Employee’s Salary may be increased, from time-to-time, by the Company in its sole discretion.
After allocation of a portion of the Salary to Tatum in accordance with the Resources Agreement, the Employee will be paid the following in accordance with the Company’s normal payroll procedures: (i) $30,405 monthly, which is equal to approximately 83.3% of the Salary, during the first and second 12 months of the term of this agreement, (ii) $32,595 monthly, which is equal to approximately 89.3% of the Salary, during the third 12 months, and (iii) $35,500 monthly, which is equal to the Salary less $1,000, during the fourth 12 months and each 12-month period thereafter.
Cash Bonuses: (i) $25,000 upon the initial filing by the Company of a Registration Statement on Form SB-2 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), and (ii) $25,000 when the SEC declares the Registration Statement effective. Any other Cash Bonus shall be in the sole discretion of the Company.
After allocation of a portion of any Cash Bonus to Tatum in accordance with the Resources Agreement, the Employee will be paid 85% of any Cash Bonus in accordance with the Company’s normal procedures for payment of such bonuses. For purposes hereof, “Cash Bonus” shall mean any continent cash consideration (i.e., not yet realized in cash) that is paid in connection with the Employee’s employment with the Company, including the Cash Bonuses contemplated by the preceding paragraph.
Equity: As soon as practicable following the execution of this agreement, the Company’s Board of Directors shall grant the Employee an incentive stock option to purchase 337,735 shares of the Company’s common stock, one-third of which shall be vested as of the date of grant, another one-third of which shall vest on December 31, 2007 and the final one-third of which shall vest on December 31, 2008, subject to continued employment with the Company; provided, however, that if the Employee is terminated by the Company without Cause (as defined below) between October 1, 2008 and December 31, 2008, the final one-third shall vest immediately prior to such termination. The exercise price shall be equal to the fair market value on the date of grant, as determined by the Company’s Board of Directors. All other terms shall be in accordance with the Company’s standard form of incentive stock option agreement.
The Company acknowledges that the Employee will share with Tatum 15% of any cash proceeds realized from any Equity that the Employee may be granted, provided that the Employee hereby expressly agrees that it is the Employee’s sole duty to pay any proceeds realized from Equity to Tatum and that that the Company shall have no such obligation to pay any such proceeds to Tatum. For purposes hereof, “Equity” means any stock, option, warrant, or similar right (i.e., not yet realized in cash) that is granted to the Employee in connection with services rendered by the Employee hereunder, including the Equity contemplated by the preceding paragraph.
Benefits
The Employee will be eligible for any Company employment retirement and/or 401(k) plan, if any, and for vacation and holidays consistent with the Company’s policy as it applies to senior management, and the Employee will be exempt from any delay periods required for eligibility, to the extent permitted under the applicable plans.
The Employee expressly waives all Company-provided health and medical benefits. In lieu thereof, the Employee will remain on his current Tatum medical plan. The Company will reimburse the Employee for amounts paid by the Employee for such medical insurance for him and (where applicable) his family of up to $1,000 per month upon presentation of reasonable documentation of premiums paid by the Employee to Tatum. To the extent permitted by applicable law, such amount will not be considered reportable W-2 income, but instead non-taxable benefits expense.
The Company shall provide the Employee with written evidence that the Company maintains directors’ and officers’ insurance to cover the Employee at no additional cost to the Employee, and the Company will maintain such insurance at all times while this agreement remains in effect. The Company’s Board of Directors, in its sole discretion, may maintain insurance coverage with respect to occurrences arising during the term of this agreement for a period following the termination of this agreement or may purchase a directors’ and officers’ extended reporting period, or “tail,” policy to cover the Employee.
The Employee shall be entitled to the indemnification contained in the Company’s Certificate of Incorporation, as amended and/or restated from time to time. If the Company amends its Certificate of Incorporation or By-laws to reduce the indemnification provided to its executive officers, the Company agrees to indemnify the Employee (to the extent permitted by law) on terms equivalent to the terms currently contained in the Company’s Certificate of Incorporation during the Employee’s employment with the Company and for a period of six (6) years thereafter; provided, however, that such indemnification shall not be required if the Employee has entered into an indemnification agreement with the Company in a form that is generally offered to the other executive officers of the Company, in which case, the indemnification provided by such agreement shall control.
The Employee shall enter into the Company’s standard form of confidentiality, assignment of inventions, non-competition and non-solicitation agreement.
Termination
Either party may terminate this agreement (and thereby Employee’s employment with the Company) for any reason and at any time upon written notice to the other party. This agreement will also terminate immediately upon the death or permanent disability of the Employee. For purposes of this agreement, disability will have the meaning contained in Section 22(e)(3) of the Internal Revenue Code.
The Employee’s Salary will be prorated for the final pay period based on the number of days in the final pay period up to the termination of employment.
Severance
In the event the Employee’s employment is terminated by the Company without Cause on or prior to the six (6) month anniversary of the Beginning Date, the Company shall continue to pay to the Employee his Salary as in effect on the date of termination until the date two (2) months after the date of termination.
In the event the Employee’s employment is terminated by the Company without Cause after the six (6) month anniversary of the Beginning Date, the Company shall pay to the Employee an aggregate of $50,000 in equal installments over a three (3) month period in accordance with the Company’s normal payroll schedule.
The payment to the Employee of the severance amounts described herein (i) shall be contingent upon the execution by the Employee of a release in a form reasonably acceptable to the Company and (ii) shall constitute the sole remedy of the Employee in the event of a termination of the Employee’s employment.
For purposes of this agreement, “Cause” shall mean (a) a good faith finding by the Company that (i) the Employee has failed to perform his assigned duties for the Company, or (ii) the Employee has engaged in dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony.
Miscellaneous
This agreement contains the entire agreement between the parties with respect to the matters contained herein, superseding any prior oral or written statements or agreements.
The provisions in this agreement concerning severance and directors’ and officers’ insurance will survive any termination of this agreement.
The terms of this agreement are severable and may not be amended except in a writing signed by the parties. If any portion of this agreement is found to be unenforceable, the rest of this agreement will be enforceable except to the extent that the severed provision deprives either party of a substantial portion of its bargain.
This agreement will be governed by and construed in all respects in accordance with the laws of the State of New Hampshire, without giving effect to conflicts-of-laws principles.

Each person signing below is authorized to sign on behalf of the party indicated, and in each case such signature is the only one necessary.
Please sign below and return a signed copy of this letter to indicate your agreement with its terms and conditions.
Sincerely yours,

NITROSECURITY, INC.

By:	/s/ Kenneth R. Levine Kenneth R. Levine Chief Executive Officer

EMPLOYEE:

/s/ John Parsons John Parsons

Date: 7/12/07

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